Exhibit 99.4

TRANSCRIPT OF PRODUCT DEMO VIDEO –

Disclaimer and Risk Factors

The information provided in this presentation pertaining to the proposed business combination (the “Business Combination”) between Far Peak Acquisition Corporation (“FPAC”) and Bullish Global (together with its subsidiaries, “Bullish”) is for informational purposes only to assist interested parties in making their own evaluation and is not an offer to sell or a solicitation of a proxy, consent or authorization or of an offer to buy with respect to any securities, options, futures or other derivatives related to or in respect of the proposed Business Combination in any jurisdiction. Information contained in this presentation should not be relied upon as advice to buy or sell such securities. You should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this presentation, you confirm that you are not relying upon the information contained herein to make any decision. No legally binding obligations will be created, implied, or inferred from this presentation or the information contained herein. The product outlined in this presentation is still under development. The features of the final product may be different and nothing should be construed as a commitment by Bullish.

Important Information

While the information in this presentation is believed to be accurate, FPAC, Bullish and their respective agents, advisors, directors, officers, employees and shareholders make no representation or warranties, expressed or implied, as to the accuracy, completeness or reliability of such information. Neither FPAC, Bullish, nor any of their respective affiliates, agents, advisors, directors, officers, employees and shareholders shall have any liability whatsoever, under contract, tort, trust or otherwise, to you or any person resulting from the use of the information in this presentation by you or any of your representatives or for omissions from the information in this presentation. We reserve the right to amend or replace the information contained herein, in part or entirely, at any time, and undertakes no obligation to provide you with access to the amended information or to notify you thereof.

The distribution of this presentation may also be restricted by law and persons into whose possession this presentation comes should inform themselves about and observe any such restrictions. The presentation is not directed to any person in any jurisdiction where (by reason of that person’s nationality, residence or otherwise) the publication or availability of the presentation is prohibited. Persons in respect of whom such prohibitions apply must not access the presentation.

Forward-Looking Statements

Certain information in this presentation and oral statements made in any meeting are forward-looking and relate to Bullish and its anticipated financial position, business strategy, events and courses of action. Words or phrases such as “anticipate”, “objective”, “may”, “will”, “might”, “should”, “could”, “can”, “intend”, “expect”, “believe”, “estimate”, “predict”, “potential”, “plan”, “is designed to” or similar expressions suggest future outcomes. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, level of activity, performance or achievements and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements.

By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts and other forward-looking information will not occur, which may cause Bullish’s actual performance and financial results in future periods to differ materially from any estimates of future performance, illustrations of performance results or results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of any definitive agreements with respect to the Business Combination; the outcome of any legal proceedings that may be instituted against FPAC, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of FPAC, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; the ability to meet stock exchange listing standards following the consummation of the Business Combination; the risk that the Business Combination disrupts current plans and operations of Bullish as a result of the announcement and consummation of the Business Combination; the ability to recognize the anticipated benefits of the Business Combination; the other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in FPACs final prospectus relating to its initial public offering dated December 2, 2020 and the risks described below under “Certain Risks Applicable to Bullish.” Readers are cautioned that this list of factors should not be construed as exhaustive.

The forward-looking statements contained in this presentation are expressly qualified by this cautionary statement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on forward-looking statements.

Where to Find Certain Important Information

In connection with the proposed Business Combination, the successor public entity intends to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 containing a preliminary proxy statement and a preliminary prospectus, and after the registration statement is declared effective, FPAC will mail a definitive proxy statement/prospectus relating to the proposed Business Combination to its shareholders. This presentation does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. FPAC’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about FPAC, Bullish and the Business Combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination will be mailed to shareholders of FPAC as of a record date to be established for voting on the proposed Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Far Peak Acquisition Corporation, 511 6th Avenue, #7342, New York, NY 10011.

Participants in the Solicitation

FPAC, Bullish and their respective directors and executive officers, other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed Business Combination under the rules of the SEC. Information about the directors and executive officers of FPAC is set forth in FPAC’s IPO Prospectus dated December 2, 2020 filed with the SEC on December 3, 2020. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the potential transaction and a description of their interests will be set forth in the proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is for informational purpose only and not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Bullish or FPAC, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Risk Factors

Bullish is subject to a broad spectrum of risks and uncertainties that may lead to actual events, results or performance to differ materially from what is represented in this presentation. Key risk factors include:

Risks related to the timing and likelihood of completing the transaction due to closing conditions not being satisfied or failure to obtain the necessary approvals i.e. shareholders or regulators.

As an early stage company entering a highly competitive market with a limited operating history, the operations of Bullish are nascent, unproven and subject to material legal, regulatory, operational, reputational, tax and other risks.

If Bullish fails to attract customers, its business, operating results and financial condition may be significantly harmed.

The future development and growth of crypto assets is subject to a variety of factors that are difficult to predict and evaluate. If crypto assets do not grow as Bullish expects, Bullish’s business, operating results and financial condition could be adversely affected.

Bullish has not yet fully developed, tested or launched any products and its business is not assured to be profitable.

The assets and revenues of Bullish are substantially correlated to the prices and volatility of crypto assets. If such price declines, Bullish’s business, operating results, and financial condition would be adversely affected.

Bullish’s business may require regulatory licenses and qualifications that Bullish does not currently have and that may be costly and time-consuming to obtain and, even if obtained, may subsequently be revoked.

Bullish considers many factors in determining in which markets to offer services, and financial penalties and regulatory censure may be among the risks relating to any particular market.

Bullish relies heavily on the use of innovative technology to service its business, however it may not be successful in developing and deploying the necessary technology.

Cyberattacks and security breaches of Bullish’s platform, or those impacting Bullish’s customers or third parties, could adversely impact Bullish’s brand and reputation and its business, operating results and financial condition.

Bullish’s failure to safeguard and manage its customers’ fiat currencies and crypto assets could adversely impact its business, operating results and financial condition.

The loss or destruction of private keys required to access any crypto assets held in custody for Bullish’s own account or for its customers may be irreversible. If Bullish is unable to access its private keys or if Bullish experiences a hack or other data loss relating to its ability to access any crypto assets, it could cause regulatory scrutiny, reputational harm, and other losses.

Legal, regulatory and accounting rules, standards and practices relating to cryptocurrencies and Bullish products are uncertain and still developing. Changes and developments in these or a failure to properly characterize or assess accounting treatment may adversely affect our business, operating results, and financial condition and may, in some cases, lead to licensing requirements, regulatory scrutiny, investigations, fines, restatements, and other penalties.

Bullish’s business will rely on Block.one and other third-party vendors and service providers for material aspects of its operations, requiring entering appropriate contracting arrangements.

Accounting and tax treatment of Bullish activities in different jurisdictions may change or be uncertain. If such accounting and tax treatment changes or such activities are not properly characterized for accounting or tax purposes, Bullish’s financial position and performance could be adversely affected.

Industry data, projections and estimates contained in this presentation are inherently uncertain, subject to interpretation and may not have been independently verified.

Bullish’s business requires a significant deployment of compliance programs and internal controls directed at dealing with extensive regulatory obligations. Such programs and controls are in general still developing in the crypto industry and if Bullish’s programs and controls are not effective or a regulator considers them insufficient the consequences may include reputational harm, regulatory enforcement action and affect Bullish’s ability to conduct business.

The foregoing summarizes certain of the general risks related to the business of Bullish, and such list is not exhaustive. The foregoing list has been prepared solely for purpose of assisting interested parties in making their own evaluation with respect to the Business Combination and not for any other purpose. You should carefully consider these risks and uncertainties together with the other available information and should carry out your own diligence and consult with your own financial and legal advisors. A more expansive description of the key risk factors will be filed with the SEC as part of the Form F-4 registration statement referred to above and in subsequent filings with the SEC, and such risk factors will be more extensive than, and may differ significantly from, the above summary.

Product Demo

The Bullish exchange has some amazing features, which will be walked through right now. Here is the trading UI that our clients will use to buy and sell fiat and crypto assets.

1. Trading Screen

Let’s have a look at the main trading page, in the top left beside the Bullish logo, which is a shortcut to this page, we have the BTC/USD as the currency pair.

On the top, is displayed the price, last 24 hours price change, and volume traded.

On the left hand side is the main nav bar, which we will go through in more detail later. Beside the nav bar, is the spot and margin order entry. The spot entry shows the account balances, as well as the market, limit, and stop limit order options, with price.

Similarly, margin shows balances, max leverage, our buying and selling power, including how they can be placed at a market, limit, or stop order, much like a standard spot order. We then have the order book, which shows the detailed depth of the current market, and to the right, the price chart which can be magnified.

On the far right, is the history of platform- wide trades from all clients.

On the bottom panel, we have our positions, spot and margin, open orders, order history, and trade history. This client’s information is all here in this demo environment.

2. Bullish Liquidity Pools

Most importantly, is the order book depth—this is one of Bullish’s unique value propositions.

The platform combines an automated market maker, typically found in DeFi and a limit order book found on normal exchanges. We combine the best of both worlds. At its core, the Bullish AMM uses a mathematical formula to price assets; rather than relying on other peoples limit orders like a traditional exchange. Like similar, very successful venues in DeFi, Bullish liquidity is priced according to the assets held in the Bullish Liquidity Pool.

3. AMM

The below chart shows the liquidity available for our clients to interact with at any time. It clearly shows the advantage of an AMM as it provides deep liquidity. Equally important, trade prices are deterministic. For example, if one were to buy 300 BTC.

The display will show that the price will move to approximately 60,800 US dollars, based on the current market price of approximately 58,800 dollars.

Similarly, one could sell 122 BTC, price it immediately, and know the market price would move to approximately 57,900 dollars, at a cost of 7.1 million US dollars.

or 122 BTC. This is unique to regulated exchanges in that it displays the exact trade cost, for the given liquidity.

Traditionally, limit order books relied on market makers to provide their liquidity, market makers who often widen the spreads, and remove liquidity when the price is uncertain, or remove their quotes based on signalling risk created by someone else trading a large order.

4. Bullish Hybrid Orderbook

The value proposition for Bullish is that it combines the AMM with the limit order book to create a hybrid limit order book. There, clients can interact at all times with the AMM and all other client limit orders, buying or selling. It allows clients to express their price view, and interact with the deep liquidity AMM. The best of both worlds.

5. Spot Trading

To further demonstrate, let’s place some orders. In the spot account is 18 BTC and 3,687,981 US dollars. This user can buy some BTC with their US dollars. The order can be placed passively on the chart to demonstrate the synergy of the AMM and limit order book.

Clicking on this price, you can buy at approximately 58,600 dollars, which is currently a passive price. We can buy 5 BTC, although the maximum is 62 as shown.

Taking a look at the chart for a spot limit sell, there is now a difference between the AMM and the limit order. Anyone wanting to buy this volume will interact with both the AMM and passive limit order.

Buying 177 BTC, you can see that the AMM will provide 167 of that and the hybrid order book will provide the rest.

Whereas other venues such as Coinbase and Binance have full order books from passive limit orders. Bullish combines that with market leading depth from our own AMM.

The platform boasts the deepest liquidity for its currency pairs when combining the assets for BLPs and market participants.

6. Margin Trading

Similarly with margin, users can buy and sell. The demo shows an existing loan of 9 BTC and 57,723 US dollars. To transfer more, assets can be moved from the spot to margin wallet. We can move over 5 BTC.

With the transfer complete, a notification with the new balance of 14 BTC appears. Now more can be bought because the buying power has increased based on the collateral. And now we can purchase 10 more. It will display the effective leverage.

The user will be notified that the action is a margin limit buy for 10 BTC. The daily interest rate and effective leverage will be displayed based on assets using collateral in the margin wallet.

Now completed, the effective leverage is 1.59. Heading over to positions, it is a low risk loan at 1.6 leverage, the size is 14 BTC.

On the portfolio page are displayed the assets and liabilities across the various components.

On the spot page, we have the breakdown by assets, quantity, total value, price, and the history of transfers between wallets.

On the margin page are the loans. Clicking on the loan displays the details, such as the total position of 14 BTC.

There is a low liquidation risk, a leverage of 1.6, a utilization of 32% of my total margin amount.

We see daily interest rates and BTC market price. To the right is a chart showing the liquidation prices, notifying when more collateral is needed, if price changes substantially. If the collateral is insufficient, there will be a forced closure of the loan and liquidation.

This is the 2nd UVP of Bullish—Safe Margin Trading, the AMM’s provide a given liquidity for a deterministic price, so the user knows exactly how much it will cost to liquidate any loan position. Unlike other lending platforms, there is no pricing uncertainty, and no risk of loan insolvency, not being able to sell the collateral and the underlying loan position, and recovering the original assets for the lender.

The AMM and the hybrid order book allows Bullish to provide safe margin lending and power a whole set of behavior on the exchange.

Back to the portfolio, we have the liquidity pool page. And this section shows the liquidity behind the AMMs—the assets that the automated market maker uses to provide deep liquidity in the order book. You can see the overall historical value of the assets and BLP stakes with estimated yield and total market value. You can add and remove from the BLP. Here, you choose a pair and amount, based on your current spot account. If 2 BTC are entered, it will cost 117,581 USD to match the BTC, so that the assets are 50/50, and then you can add liquidity.

Now completed, the stake and values will be updated. There is also the option to remove those. If 91% is removed, it will display my assets values along with my stake, at a total of approximately 354.

7. Safe Margin Lending

On an important note, the platform closely manages BLP liquidity, which drives client experience at its core. The more liquidity we have, the deeper the liquidity, the better the client experience, and the more margin lending can be done against those balances.

We asked our BLP liquidity stakers to withdraw their assets over 7 days, the asset withdrawn is split equally over those 7 days and they get a portion back each day. At the bottom of the popup, the user is told when they will receive the total amount back across the next 7 days, which will be withdrawn from the liquidity pool.

If loans are liquidated, clients will have time to react and provide more collateral where approved.

8. Markets

On the markets page of the main nav bar, is an overview, favorites, and newly added assets on the Bullish exchange.

The orders page displays the current open orders, positions, and loan positions. The earn page will give us an overview of all of the BLP yields and returns, though is still a work in progress.

9. History

History page shows all the transactions that have happened on the platform, and can be exported by the client.

That concludes a very rapid tour of the Bullish exchange, we hope that you found the details and the capabilities of the exchange as exciting as we do.